Exhibit 99.2

Super League Acquires Stake in Top 100 Roblox Game: Hide or Die!

Execution of Ownership Strategy to Drive High Margin Growth and Expand Brand Partnership Revenues

Santa Monica, CA – January 6, 2026 – Super League (Nasdaq: SLE) (the “Company”), a leader in playable media trusted by global brands to reach and activate gaming audiences through playable ads and gamified content, announced today it has acquired an interest in Hide or Die!, a Top 100 Roblox game (source: Rotrends) that has been visited more than 570 million times in 16 months. The investment reflects a transition from strategy to execution as the Company begins securing ownership positions in cash-generating assets within the gaming content and media economy, establishing a foundation for future digital-asset-based initiatives aligned with owned revenue streams. The transaction accelerates Super League’s path to profitability while enabling its brand partners to access a significant, highly-engaged audience on the world’s largest immersive gaming and creation platform.

“This is a big moment for Super League. We’ve been clear about expanding our model through ownership positions in proven, revenue-generating properties, and Hide or Die! is exactly the type of asset we want to back. We’re grateful to Cole and Alex for believing we’re the right partners to help grow their business while also fueling our own,” said Matt Edelman, Chief Executive Officer of Super League. “Importantly, building a portfolio of equity ownership interests in cash-generating assets gives us long-term flexibility in how value is structured and shared as our digital asset strategy evolves.”

“Gaming sits at the center of media, culture, and the creator economy. More than 80% of people under 45—roughly 157 million people in the U.S. alone—play video games, yet the influence of play on consumer behavior remains underestimated by marketers. Super League is one of the few public companies purpose-built to monetize this gap through scalable media solutions, branded content activations, and now ownership in profitable assets. Together, these capabilities position the Company to drive meaningful revenue growth and deliver durable shareholder returns.”

Hide or Die! has been a popular multiplayer game on Roblox (NYSE: RBLX) since its launch in 2024, ranking among the platform’s Top 100 games by concurrent players and recently seeing nearly 3 million daily active users. It features a prop hunt hide and seek game, where a group of players are inserted into a map full of objects. One of the players is the seeker while the others are tasked with hiding and have the ability to transform themselves into any of the objects around the map, allowing them to blend in with their surroundings to elude the seeker.

“Super League was one of the first teams to really get what creators are building on Roblox,” said Cole Tucker, co-creator of Hide or Die! “They understand how games like Hide or Die! grow, how players engage, and how brands can show up without breaking the experience. We’re excited to work together and take our revenue to the next level.”

Roblox’s cultural significance continues to impress, with 151.5 million average daily active users as of September 30, 2025, according to the company’s third quarter 2025 financial results, and 88.7 billion hours engaged in the first three quarters of 2025, according to the 2025 Roblox Replay. In the recently published Roblox Replay, the company also shared that its Gen Z users conduct more than 50 million searches and update their avatars an average of 274 million times daily, with branded virtual apparel serving as a preview that guides real-world purchases.

The Hide or Die! creators participate in the Roblox Developer Exchange Program, through which creators have earned over $1 billion globally in the 12 months leading up to Q1 2025.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward Looking Statements can be identified by words such as “anticipate,” “intend,” "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements include all statements other than statements of historical fact, including, without limitation, all statements regarding the private placement, including expected proceeds, Super League’s ability to maintain compliance with the Listing Rules of the Nasdaq Capital Market, statements regarding expected operating results and financial performance (including the Company’s commitment to and ability to achieve Adjusted EBITDA-positive results in Q4), strategic transactions and partnerships, and capital structure, liquidity, and financing activities. These statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which the Company operates, management’s current beliefs, and certain assumptions made by the Company, all of which are subject to change.

Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that are difficult to predict and that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors include, but are not limited to: the Company’s ability to adequately utilize the funds received recent financings; the Company’s ability to execute on cost reduction initiatives and strategic transactions; customer demand and adoption trends; the timing, outcome, and enforceability of any patent applications; the ability to successfully integrate new technologies and partnerships; platform, regulatory, macroeconomic and market conditions; the Company’s ability to maintain compliance with Nasdaq Capital Market continued listing standards; access to, and the cost of, capital; and the other risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Super League

Super League (Nasdaq: SLE) is redefining how brands connect with consumers through the power of playable media. The company creates moments that matter by placing brands directly in the path of play through playable ads and gamified content across mobile, web, CTV, social, and the world’s largest immersive gaming platforms. Powered by proprietary technologies, an award-winning development studio, and a vast network of native creators, Super League enables brands to stand out culturally, inspire loyalty, and drive measurable impact in today’s attention-driven economy. For more information, visit superleague.com.

Investor Relations Contact:
Shannon Devine/ Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us